Exhibit 10.1

Summary of 2005 Success Sharing Bonus Plan

Overview and Purpose

The 2005 Success Sharing Bonus Plan (the “SSB Plan”) provides opportunities for all employees of Fargo Electronics, Inc. (the “Company”) to share in the Company’s success by offering incentive compensation for the Company’s achievement of specified performance measures.

Eligibility

All Company employees, both full time and part time, are eligible to participate in the 2005 SSB Plan.  Employees must be employed by the Company on the SSB payout date to receive the bonus payout.

Administration

The specified performance measures are defined each year by the CEO and approved by the Board of Directors.  At the end of each plan year, the CEO, the Compensation and Human Resources Committee and the Board of Directors review the performance measures against the Company’s actual performance to determine the Success Sharing Payout Percentage (defined below) for such plan year.

Success Sharing Payout Percentage

The “Success Sharing Payout Percentage” is determined by the CEO, the Compensation Committee and the Board of Directors at the end of each fiscal year.  The Success Sharing Payout Percentage is based on the Company’s level of achievement in four categories of performance measures.  While there is no set formula to establish the final Payout Percentage level, Company leadership follows suggested guidelines to determine success or failure under each measure.  The Board of Directors has the discretion to use, not use or modify the Payout Percentage determined under the suggested guidelines.

The Success Sharing Payout Percentage may range from 0% to 250%, which is then applied to each eligible employee’s Bonus Potential (defined below) to determine the actual bonus payout for each employee.

Performance Measures

Four categories of performance measures have been established for 2005.  Company leadership assigns a percentage “score”, ranging from 0% to 250%, for each category.  The scores are then averaged on a weighted basis according to the guidelines to calculate the overall Success Sharing Payout Percentage.  The four categories of performance measures are:

Sales Growth, comparing current year’s sales to last year’s sales;

Return on Net Assets before Interest and Taxes (calculated by dividing operating profit by the net assets employed in the business), reflecting the Company’s return on its investment in the business;

2005 Board Approved Plan, including business and financial objectives established by the Board of Directors; and

Overall Company Evaluation, based on the Company’s performance in light of its strategic and business outlook for future years.

Calculation of Individual Bonus Payouts

Each employee’s individual bonus potential (the “Bonus Potential”) is equal to his or her 2005 pay times an eligibility level percentage based on such employee’s job position, which for officers is 30% and for the CEO is 40%.  The amount of 2005 pay to be included in the calculation of Bonus Potential for officers and the CEO is equal to the employee’s actual earning for 2005 (less any incentive bonus, disqualifying dispositions from the sale of incentive stock option shares, gift certificate amounts or referral bonuses).  The Company communicates eligibility rates to employees at the time they are hired, and communicates changes in these rates in writing after they have approved by the Company’s Director of Human Resources and the Chief Financial Officer.  As noted above, the Bonus Potential is multiplied by the Success Sharing Payout Percentage to determine the actual bonus payout for each employee.  SSB payouts are subject to deductions for applicable federal and state taxes, Employee Stock Purchase Plan elections and 401(k) contributions.